CONTACT:
Kelly Taylor
Director, Investor Relations
(216) 676-2000

GrafTech Reports Fourth Quarter and Year Ended 2012 Results
Parma, OH - February 26, 2013 - GrafTech International Ltd. (NYSE:GTI) today announced financial results for the fourth quarter and year ended December 31, 2012.
2012 Fourth Quarter Review

•	Net sales increased seven percent to $371 million compared to net sales of $348 million in the fourth quarter of 2011.

•
EBITDA* was $66 million, up 26 percent versus the same quarter last year. This includes a $9 million non-cash pension related charge**; the fourth quarter of 2011 included a similar charge of $22 million. Excluding this charge for the fourth quarter of both years, adjusted EBITDA* was $75 million for the fourth quarter in 2012, or flat versus the same period in 2011.

•
Net income was $29 million, or $0.21 per diluted share, versus $57 million, or $0.39 per diluted share, in the fourth quarter of 2011. The fourth quarter of 2011 included a $26 million non-cash discrete tax benefit. Excluding this tax item and the pension related charges, fourth quarter 2012 adjusted net income* was $34 million, or $0.25 per diluted share, compared to fourth quarter 2011 adjusted net income* of $45 million, or $0.31 per diluted share.

2012 Full Year Financial Review

•	Net sales were $1,248 million, a five percent decline from our all-time record sales of $1,320 million in 2011.

◦	Industrial Materials segment revenue was $1,026 million, a decrease of nine percent year-over-year.

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* Non-GAAP financial measures. See attached reconciliations.
** The charges related to mark to market accounting treatment of pension and other post retirement expense of $22 million ($14 million, after tax) in 2011 compared to $9 million ($6 million, after tax) in 2012. This adjustment does not remove the ongoing pension and other post retirement expense (service cost, interest cost, expected return on plan assets, etc.) of approximately $3 million in 2011 and $4 million in 2012.

◦	Engineered Solutions segment revenue was $223 million, representing record revenue for the segment and an increase of 18 percent year-over-year.

•
2012 EBITDA* was $238 million, a decrease of four percent year-over-year. This includes a $9 million non-cash pension related charge**; 2011 included a similar charge of $22 million. Excluding this charge for both years, adjusted EBITDA* was $247 million in 2012, a decrease of eight percent from 2011.

•
Net income was $118 million, or $0.84 per diluted share. This includes a $10 million non-cash discrete tax benefit in the second quarter of 2012. There was a similar tax benefit of $26 million in 2011. Excluding the tax benefit and the pension related charges, 2012 adjusted net income* was $113 million, or $0.81 per diluted share, versus $141 million in 2011, or $0.96 per diluted share.

•	Net cash provided by operating activities was $101 million in 2012 versus $77 million in 2011 as a result of lower working capital investments.

•
Net debt* at year end 2012 was $554 million compared to $419 million at year end 2011. This increase is primarily attributed to higher borrowings related to a 10 million share repurchase program completed in 2012. Working capital investments and capital expenditures also contributed to the increase.

•
In November 2012, GrafTech executed a successful $300 million eight-year unsecured 6.375% Senior Notes offering, securing a strategic component of its balance sheet and creating strong financial flexibility. Proceeds were used to repay amounts previously outstanding under its revolving credit facility.

2012 Full Year Operational Review

•
GrafTech announced the development of a super premium grade of Seadrift needle coke and successfully commercialized this breakthrough product in the second quarter of 2012. This represents a key development in expanding Seadrift's ability to service the full range of customer needle coke needs.

◦
This important strategic accomplishment marks a milestone in our ability to internally source our needle coke requirements, providing us with greater procurement flexibility and less dependence on external suppliers.

•	In August 2012, GrafTech celebrated the successful landing of NASA's Mars Science Laboratory Curiosity rover mission. The thermal solutions used in the rover's heat shield,

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* Non-GAAP financial measures. See attached reconciliations.
** The charges related to mark to market accounting treatment of pension and other post retirement expense of $22 million ($14 million, after tax) in 2011 compared to $9 million ($6 million, after tax) in 2012. This adjustment does not remove the ongoing pension and other post retirement expense (service cost, interest cost, expected return on plan assets, etc.) of approximately $3 million in 2011 and $4 million in 2012.

which protected the Curiosity from the intense heat and friction generated during descent through the Martian atmosphere, were developed and manufactured by a subsidiary in our Engineered Solutions' segment.
    Craig Shular, Chief Executive Officer of GrafTech, commented, "In 2012, GrafTech delivered its second best sales in Company history and record Engineered Solutions revenue despite difficult global economic conditions. Our Seadrift facility has been a very important part of our 2012 results, delivering quality advancements, commercializing super premium needle coke and contributing meaningfully to our Industrial Materials segment."
Mr. Shular continued, "We responded quickly to the changing market dynamics in 2012, reducing our work force by nine percent, freezing merit increases for the global leadership team and reducing planned capital expenditures and overhead expense. We remain focused on managing costs, capitalizing on growth opportunities and maximizing profitability in a very competitive and challenging graphite electrode market in 2013."
Industrial Materials Segment
The Industrial Materials segment's net sales for the fourth quarter of 2012 were $310 million, as compared to $297 million in the fourth quarter of 2011. Net sales in the quarter increased primarily as a result of higher realized selling prices for both graphite electrodes and needle coke compared to the prior year quarter, offset in part by lower volumes in the electrode business.
Adjusted operating income* for the Industrial Materials segment was $44 million in the fourth quarter of 2012, as compared to $49 million in the fourth quarter of 2011, excluding pension related charges. The decline in operating income was due to lower graphite electrode sales volume and higher costs, partially offset by higher selling prices across the segment.
It is important to note that 2013 marks the final year of a third party wind-down agreement triggered by the acquisition of Seadrift in which GrafTech is obliged to purchase minimum needle coke quantities. Going forward, this will provide us with increased flexibility to further optimize our vertical integration with Seadrift and manage inventories.
Engineered Solutions Segment
Net sales for the Engineered Solutions segment increased 19 percent to $61 million in the fourth quarter of 2012 as compared to $51 million in the fourth quarter of 2011. Adjusted

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* Non-GAAP financial measures. See attached reconciliations.
** The charges related to mark to market accounting treatment of pension and other post retirement expense of $22 million ($14 million, after tax) in 2011 compared to $9 million ($6 million, after tax) in 2012. This adjustment does not remove the ongoing pension and other post retirement expense (service cost, interest cost, expected return on plan assets, etc.) of approximately $3 million in 2011 and $4 million in 2012.

operating income* was $7 million, or 11 percent of net sales, in the fourth quarter of 2012 as compared to $4 million, or 8 percent of net sales, in the fourth quarter of 2011, excluding the pension related charges in both periods. The increase in revenue and operating income was primarily driven by growth in our advanced consumer electronics products and a more favorable product mix as we continue to penetrate high-growth end markets with attractive margin profiles.
Mr. Shular commented, "Our Engineered Solutions business finished the year with record sales of $223 million, achieving a more than 20 percent annual growth rate for the past three years. The capital investments we made and new products we developed in our research and development center in recent years helped propel this growth. In 2013, we expect to build on this positive momentum with continued revenue growth and margin expansion."
Corporate
Total company selling and administrative and research and development expenses were $42 million for the fourth quarter of 2012. This compares to $52 million in the same period last year. Excluding pension related charges in both years, the year-over-year decrease was $3 million driven by lower administrative expense as a result of right sizing and austerity initiatives taken throughout the year to proactively manage costs in a difficult operating environment.
Interest expense was $8 million in the fourth quarter of 2012 compared to $5 million in the same period of the prior year. The increase was driven by the issuance of the Senior Notes in November 2012 and higher borrowings associated with the share repurchase program.
Outlook
Based on current International Monetary Fund (IMF) projections, the estimate for global GDP growth in 2013 is 3.5 percent, a slight downward revision from IMF's last projection in October 2012. The IMF notes that, although global economies are expected to recover at a gradual pace, downside risks remain significant. The IMF highlights that recessionary conditions in Europe persist and that the Euro region continues to pose the largest downside risk to the global outlook. Emerging markets and developing economies are forecast to grow 5.5 percent in 2013, a gradual improvement from 2012.
According to the World Steel Association and other published reports, global steel production is expected to increase 3.2 percent in 2013. However, steel customer confidence and profitability remains low due to the continued economic uncertainty, particularly in Europe.

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* Non-GAAP financial measures. See attached reconciliations.
** The charges related to mark to market accounting treatment of pension and other post retirement expense of $22 million ($14 million, after tax) in 2011 compared to $9 million ($6 million, after tax) in 2012. This adjustment does not remove the ongoing pension and other post retirement expense (service cost, interest cost, expected return on plan assets, etc.) of approximately $3 million in 2011 and $4 million in 2012.

Overall, we expect higher volumes in our Industrial Materials segment in 2013 due to a restocking of inventory and an improvement in steel production levels across our global customer base.
The graphite electrode market has become increasingly competitive with the addition of approximately 100,000 metric tons of capacity coming on line over the past year, of which approximately 65,000 metric tons are located in China. An estimated 130,000 metric tons of additional graphite electrode capacity expansions have also been announced, of which approximately 100,000 metric tons are located in China, and are projected to be operational in 2013/2014, although several of these announced projects may be postponed. These new additions have further exacerbated a challenging global graphite electrode industry, which already had excess capacity.
    In the needle coke market, additional supply has come on line with the restart of a major Asian producer whose operations had been suspended for several months in 2012. This producer appears to be currently fully operational, resulting in additional available capacity in 2013.
The graphite electrode and needle coke capacity additions described above are compounded further by a still recovering global economy and challenging steel market, in which many steel producers continue to struggle to achieve acceptable profitability levels. The modest improvement in the global economies and our steel end market, while encouraging, is not substantial enough to offset the negative impact of the graphite electrode and needle coke capacity additions. As a result, these factors are contributing to downward pricing pressure on both graphite electrodes and needle coke for 2013.
Looking forward, we believe that the excess graphite electrode capacity will be partially absorbed over time by growth in electric arc furnace (EAF) steel production. Based on CRU International (an independent market research firm) and other estimates, it is anticipated that approximately 100 million metrics tons of new EAF capacity will come on line over the next five years.
In light of current economic conditions, we are further reducing overhead expense by means of additional rightsizing initiatives, hiring restrictions, suspension of 2013 salary merit increases and reductions in travel and other discretionary expenses. We have also reduced targeted capital expenditures from 2012 levels given the difficult operating environment. In our

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* Non-GAAP financial measures. See attached reconciliations.
** The charges related to mark to market accounting treatment of pension and other post retirement expense of $22 million ($14 million, after tax) in 2011 compared to $9 million ($6 million, after tax) in 2012. This adjustment does not remove the ongoing pension and other post retirement expense (service cost, interest cost, expected return on plan assets, etc.) of approximately $3 million in 2011 and $4 million in 2012.

Industrial Materials segment, at the mid-point of our guidance range, capital expenditures are expected to be approximately $60 million, $5 million of which will be invested in product innovation to grow our competitive advantages. In our Engineered Solutions segment, we plan to invest approximately $45 million, of which $35 million will be growth capital to support increasing demand for products used in the advanced consumer electronics (OLED/LED/LCD displays, tablets, smartphones, eReaders) and energy (lithium ion batteries, LEDs, oil and gas) industries. These investments position our Company for future growth and support our target of double-digit revenue growth and operating income margin expansion for the segment in 2013. On a stand alone basis (excluding shared corporate allocations, interest and taxes), we expect the Engineered Solutions business will generate sufficient cash to fund its capital and other business investments in 2013.
The diversification that our Engineered Solutions business provides is expected to partially mitigate the challenging cyclical steel environment that we face. We anticipate solid top line growth and an improved margin profile in this segment as our Engineered Solutions product portfolio shifts to higher margin businesses.  The first quarter of 2013 however will be negatively impacted by seasonally slower advanced consumer electronics sales and start up costs associated with investments to support future growth. As a result, operating income for the segment is anticipated to be comparable to the first quarter of 2012. For this segment, we expect double-digit revenue growth for the full year and operating income margins to be in the range of 13 percent to 15 percent in the second half of 2013.
We are targeting full year EBITDA to be in the range of $175 million to $205 million. We expect that the first quarter will be our weakest, with EBITDA targeted to be in the range of $30 million to $40 million. The first quarter of 2013 will be negatively impacted by seasonally lower graphite electrode volumes and higher cost inventory due to the carryover of third party needle coke acquired in 2012 and higher fixed cost absorption associated with lower graphite electrode utilization rates in the fourth quarter of 2012.
In the second half of 2013, we expect improved profitability due to higher sales in both business segments and lower costs in our Industrial Materials segment as we work off higher cost inventory and reflect lower fixed cost per unit of production as operating rates improve. We expect to exit the year with fourth quarter 2013 EBITDA targeted to be in the range of $60 million to $70 million.

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* Non-GAAP financial measures. See attached reconciliations.
** The charges related to mark to market accounting treatment of pension and other post retirement expense of $22 million ($14 million, after tax) in 2011 compared to $9 million ($6 million, after tax) in 2012. This adjustment does not remove the ongoing pension and other post retirement expense (service cost, interest cost, expected return on plan assets, etc.) of approximately $3 million in 2011 and $4 million in 2012.

We are targeting cash flow from operations to be in the range of $150 million to $180 million in 2013, as we reduce inventory levels related to the third party wind-down agreement and further optimize our Seadrift facility. Finally, we are targeting the effective tax rate to be in the range of 33 percent to 36 percent in 2013 as the tax benefit inherent in our operating model is reduced due to a less favorable mix of jurisdictional profitability. It is important to note, however, that our cash tax rate is estimated to be approximately 10 percentage points lower, or 23 percent to 26 percent, as we effectively utilize foreign tax credits.
In summary, our expectations for 2013 are as follows:

•	EBITDA targeted in the range of $175 million to $205 million;

•	Overhead expense (selling and administrative, and research and development expenses) of approximately $140 million;

•	Interest expense in the range of $35 million to $40 million;

•	Capital expenditures in the range of $90 million to $120 million;

•	Depreciation expense in the range of $90 million to $95 million;

•	An effective tax rate in the range of 33 percent to 36 percent;

•	Cash flow from operations in the range of $150 million to $180 million; and

•	Fully diluted share count of approximately 136 million shares.

Mr. Shular concluded, “We have built an advantaged, backward integrated, low-cost business model supported by a solid capital structure, which we believe positions us well to capitalize on future growth opportunities. The advancements in graphite electrode and needle coke quality combined with our industry-leading customer technical service and global production platform position us to best serve our world-wide customers. In addition, our Engineered Solutions segment, which has produced double-digit revenue growth over the past three years, provides us with a sustainable base for further diversification.
"Our team has a proven track record of successfully managing through electrode industry cycles and will continue to leverage our business model and strategic advantages to drive long-term shareholder value.”

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. Eastern. The call will be webcast and available at www.graftech.com, in the investor relations section. The earnings call dial-in number is 877-736-7716 for domestic and 706-501-7465 for international. A rebroadcast webcast will be

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* Non-GAAP financial measures. See attached reconciliations.
** The charges related to mark to market accounting treatment of pension and other post retirement expense of $22 million ($14 million, after tax) in 2011 compared to $9 million ($6 million, after tax) in 2012. This adjustment does not remove the ongoing pension and other post retirement expense (service cost, interest cost, expected return on plan assets, etc.) of approximately $3 million in 2011 and $4 million in 2012.

available following the call, and for 30 days thereafter, at www.graftech.com, in the investor relations section. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission available at www.graftech.com. This includes its annual report on Form 10-K for the period reported. Upon request, GrafTech will provide its stockholders with a hard copy of its complete audited financial statement, free of charge.

GrafTech International is a global company that has been redefining limits for more than 125 years. We offer innovative graphite material solutions for our customers in a wide range of industries and end markets, including steel manufacturing, advanced energy and latest generation electronics. GrafTech operates 20 principal manufacturing facilities on four continents and sells products in over 70 countries. Headquartered in Parma, Ohio, GrafTech employs approximately 3,000 people. For more information, call 216-676-2000 or visit www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our outlook for 2013; expected future or targeted operation and financial performance; growth prospects; the markets we serve; our profitability, cash flow, and liquidity; future sales, costs, working capital, revenues, and business opportunities; strategic plans; stock repurchase plans; supply chain management; the impact of cost competitiveness and liquidity initiatives; changes in production capacity, operating rates or efficiency in our operations or our competitors' or customers' operations; capital expenditures; future prices and demand for our products; product quality; diversification, new products, and product improvements and their impact on our business, the impact of acquired businesses and backward integration; investments and acquisitions that we may make in the future; the integration of acquisitions into our operations; financing (including factoring and supply chain financing) activities; debt levels; our customers' operations, production levels and demand for their products; our position in markets we serve; regional and global economic and industry market conditions, including our expectations concerning their impact on us and our customers and suppliers; conditions and changes in the global financial and credit markets; tax rates and the effects of jurisdictional mix; the impact of accounting changes; depreciation and amortization expenses and currency exchange and interest rates and expenses.

We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: the extent of any adjustments to our announced 2012 fourth quarter and full year results; the actual timing of the filing of our Form 10-K with the SEC and potential effects of delays in such filing; failure to achieve earnings or other estimates; the actual outcome of uncertainties associated with assumptions and estimates using judgment when applying critical accounting policies and preparing financial statements having a material impact on results of operations or financial positions; failure to successfully develop and commercialize new or improved products; adverse changes in inventory or supply chain management; limitations or delays on capital expenditures; business interruptions including those caused by weather, natural disaster, or other causes; delays or changes in or non-consummation of investments or acquisitions that we may make in the future; failure to successfully integrate into our business any completed investments and acquisitions or to successfully realize upon completed investments; failure to achieve expected synergies or the performance or returns expected from any completed investments or acquisitions; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in market prices of our securities; changes in our ability to obtain financing on acceptable terms; adverse changes in labor relations; adverse developments in legal proceedings or investigations; non-realization of anticipated benefits from organizational changes and restructurings; negative developments relating to health, safety or environmental compliance or remediation or liabilities; downturns, production reductions or suspensions, or changes in steel and other markets we or our customers serve; political unrest which adversely impacts us or our customers' businesses; declines in demand; intensified competition and price or margin decreases, including growth by producers in developing countries; graphite electrode and needle coke manufacturing capacity increases; adverse differences between actual graphite electrode prices and spot or announced prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income tax rate; changes in the availability or cost of key inputs, including petroleum-based coke or energy; changes in interest or currency exchange rates; inflation or deflation; failure to satisfy conditions to government grants; continuing uncertainty over U.S. fiscal policy or the continuation of the European debt crisis; changes in government fiscal and monetary policy; a protracted regional or

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* Non-GAAP financial measures. See attached reconciliations.
** The charges related to mark to market accounting treatment of pension and other post retirement expense of $22 million ($14 million, after tax) in 2011 compared to $9 million ($6 million, after tax) in 2012. This adjustment does not remove the ongoing pension and other post retirement expense (service cost, interest cost, expected return on plan assets, etc.) of approximately $3 million in 2011 and $4 million in 2012.

global financial or economic crisis; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

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* Non-GAAP financial measures. See attached reconciliations.
** The charges related to mark to market accounting treatment of pension and other post retirement expense of $22 million ($14 million, after tax) in 2011 compared to $9 million ($6 million, after tax) in 2012. This adjustment does not remove the ongoing pension and other post retirement expense (service cost, interest cost, expected return on plan assets, etc.) of approximately $3 million in 2011 and $4 million in 2012.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)

	As of December 31, 2011	As of December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$12,429	$17,317
Accounts and notes receivable, net of allowance for doubtful accounts of $4,153 at December 31, 2011 and $7,573 at December 31, 2012	253,151	261,654
Inventories	444,062	513,065
Prepaid expenses and other current assets	22,308	30,965
Total current assets	731,950	823,001
Property, plant and equipment	1,431,432	1,532,359
Less: accumulated depreciation	654,548	698,452
Net property, plant and equipment	776,884	833,907
Deferred income taxes	7,931	6,157
Goodwill	498,681	498,261
Other assets	152,920	136,589
Total assets	$2,168,366	$2,297,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$74,280	$58,797
Short-term debt	14,168	8,426
Accrued income and other taxes	44,330	30,923
Supply chain financing liability	29,930	26,962
Other accrued liabilities	114,545	120,276
Total current liabilities	277,253	245,384
Long-term debt	387,624	535,709
Other long-term obligations	131,300	125,005
Deferred income taxes	32,245	41,966

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 225,000,000 shares authorized, 149,861,081 shares issued at December 31, 2011 and 150,869,227 shares issued at December 31, 2012	1,499	1,509
Additional paid – in capital	1,798,161	1,812,592
Accumulated other comprehensive loss	(261,937)	(280,678)
(Accumulated deficit) retained earnings	(50,757)	66,884
Less: cost of common stock held in treasury, 6,265,114 shares at December 31, 2011 and 16,418,710 at December 31, 2012	(146,041)	(249,487)
Less: common stock held in employee benefit and compensation trusts, 75,807 shares at December 31, 2011 and 76,095 shares at December 31, 2012	(981)	(969)
Total stockholders’ equity	1,339,944	1,349,851
Total liabilities and stockholders’ equity	$2,168,366	$2,297,915

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2012	2011	2012

Net sales	$347,984	370,999	$1,320,184	$1,248,264
Cost of sales	264,276	286,489	995,638	932,460
Gross profit	83,708	84,510	324,546	315,804

Research and development	5,120	3,877	13,976	13,796
Selling and administrative expenses	47,285	38,312	144,561	145,540
Operating income	31,303	42,321	166,009	156,468

Other (income) expense, net	(299)	371	4,835	(1,005)
Interest expense	4,527	7,514	18,307	23,247
Interest income	(61)	(83)	(424)	(261)
Income before income taxes	27,136	34,519	143,291	134,487

(Benefit) provision for income taxes	(29,919)	5,880	(9,893)	16,846
Net income	$57,055	$28,639	$153,184	$117,641

Basic income per common share:
Net income per share	$0.39	$0.21	$1.06	$0.85
Weighted average common shares outstanding	144,642	134,351	145,156	138,552

Diluted income per common share:
Net income per share	$0.39	$0.21	$1.05	$0.84
Weighted average common shares outstanding	145,678	135,437	146,402	139,700

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2012	2011	2012
Cash flow from operating activities:
Net income	$57,055	$28,639	$153,184	$117,641
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	21,271	23,428	81,953	81,660
Deferred income tax provision	(49,873)	6,224	(45,053)	8,130
Post-retirement and pension plan changes	24,062	9,712	27,184	13,349
Currency gains	(577)	(158)	(1,463)	(3,509)
Stock-based compensation	2,856	1,505	8,910	9,601
Interest expense	2,948	3,279	11,607	12,500
Insurance recoveries	—	—	—	4,007
Other charges, net	(4,280)	(3,099)	(11,201)	(16,492)
(Increase) decrease in working capital*	(2,768)	22,141	(142,587)	(106,220)
Increase in long-term assets and liabilities	(3,393)	(3,877)	(5,937)	(19,267)
Net cash provided by operating activities	47,301	87,794	76,597	101,400

Cash flow from investing activities:
Capital expenditures	(54,598)	(34,901)	(156,616)	(127,728)
Proceeds from derivative instruments	6,640	765	14,412	7,572
Cash paid for acquisition	(14,010)	—	(20,510)	—
Other	320	73	748	194
Net cash used in investing activities	(61,648)	(34,063)	(161,966)	(119,962)

Cash flow from financing activities:
Short-term debt (reductions) borrowings, net	(4,014)	8,251	14,016	(5,738)
Revolving facility borrowings	407,000	82,000	584,000	425,000
Revolving facility reductions	(358,000)	(442,500)	(482,000)	(587,500)
Proceeds from the issuance of long-term debt	—	300,000	—	300,000
Principal payments on long-term debt	(44)	(43)	(222)	(225)
Supply chain financing	7,927	752	4,970	(2,967)
Proceeds from exercise of stock options	111	65	2,028	157
Purchase of treasury shares	(30,257)	(389)	(30,940)	(103,445)
Refinancing fees and debt issuance costs	(4,988)	(6,385)	(4,988)	(6,385)
Other	(2,072)	5,757	(1,403)	5,215
Net cash provided by (used in) financing activities	15,663	(52,492)	85,461	24,112

Net increase in cash and cash equivalents	1,316	1,239	92	5,550
Effect of exchange rate changes on cash and cash equivalents	(227)	(115)	(759)	(662)
Cash and cash equivalents at beginning of period	11,340	16,193	13,096	12,429
Cash and cash equivalents at end of period	$12,429	$17,317	$12,429	$17,317
* Net change in working capital due to the following components:
Change in current assets:
Accounts and notes receivable, net	$(13,548)	$(31,177)	$(68,462)	$(5,563)
Inventories	(35,188)	28,995	(111,395)	(67,314)
Prepaid expenses and other current assets	3,268	934	(2,082)	(2,281)
Increase (decrease) in accounts payables and accruals	42,356	21,614	39,097	(32,759)
Increase in interest payable	344	1,775	255	1,697
(Increase) decrease in working capital	$(2,768)	$22,141	$(142,587)	$(106,220)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SEGMENT DATA SUMMARY (Dollars in thousands) (Unaudited)
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2012	2011	2012
Net sales:
Industrial Materials	$296,603	$310,110	$1,132,194	$1,025,571
Engineered Solutions	51,381	60,889	187,990	222,693
Total net sales	$347,984	$370,999	$1,320,184	$1,248,264

Segment operating income:
Industrial Materials	38,083	39,165	158,547	143,268
Engineered Solutions	(6,780)	3,156	7,462	13,200
Total segment operating income	$31,303	$42,321	$166,009	$156,468

Operating income margin:
Industrial Materials	12.8%	12.6%	14.0%	14.0%
Engineered Solutions	(13.2)%	5.2%	4.0%	5.9%
Total operating income margin	9.0%	11.4%	12.6%	12.5%

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

Adjusted Operating Income Reconciliation
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2012	2011	2012
Total Company
Operating Income	$31,303	$42,321	$166,009	$156,468
Mark to Market Pension Adjustment	22,263	8,868	22,263	8,868
Adjusted Operating Income	$53,566	$51,189	$188,272	$165,336

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2012	2011	2012
Industrial Materials
Operating Income	$38,083	$39,165	$158,547	$143,268
Mark to Market Pension Adjustment	11,261	5,099	11,261	5,099
Adjusted Operating Income	$49,344	$44,264	$169,808	$148,367

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2012	2011	2012
Engineered Solutions
Operating Income	$(6,780)	$3,156	$7,462	$13,200
Mark to Market Pension Adjustment	11,002	3,768	11,002	3,768
Adjusted Operating Income	$4,222	$6,924	$18,464	$16,968

NOTE ON RECONCILIATION OF OPERATING INCOME DATA: Adjusted operating income excluding the items mentioned above is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that adjusted operating income excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a Company's operating profitability. Management uses adjusted operating income excluding these items as well as other financial measures in connection with its decision-making activities. Adjusted operating income excluding these items should not be considered in isolation or as a substitute for operating income or other consolidated income data prepared in accordance with GAAP. GrafTech's method for calculating adjusted operating income excluding these items may not be comparable to methods used by other companies.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

EBITDA Reconciliation
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2012	2011	2012
Net sales	$347,984	$370,999	$1,320,184	$1,248,264
Net income	$57,055	$28,639	$153,184	$117,641
Add:
Income taxes	(29,919)	5,880	(9,893)	16,846
Other (income) expense, net	(299)	371	4,835	(1,005)
Interest expense	4,527	7,514	18,307	23,247
Interest income	(61)	(83)	(424)	(261)
Depreciation and amortization	21,033	23,428	80,998	81,660
EBITDA	$52,336	$65,749	$247,007	$238,128

Excluding mark to market adjustment	22,263	$8,868	22,263	$8,868
Adjusted EBITDA	$74,599	$74,617	$269,270	$246,996

NOTE ON EBITDA RECONCILIATION: EBITDA and adjusted EBITDA are non-GAAP financial measures that GrafTech currently calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that EBITDA and adjusted EBITDA measures are generally accepted as providing useful information regarding a Company’s ability to incur and service debt. GrafTech also believes that EBITDA and adjusted EBITDA measures provide useful information about the productivity and cash generation potential of its ongoing businesses. Management uses EBITDA and adjusted EBITDA measures as well as other financial measures in connection with its decision-making activities. EBITDA and adjusted EBITDA measures should not be considered in isolation or as a substitute for net income (loss), cash flows from operations or other consolidated income or cash flow data prepared in accordance with GAAP. GrafTech’s method for calculating EBITDA and adjusted EBITDA measures may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA and adjusted EBITDA measures under its senior secured revolving credit facility. The adjusted EBITDA is a non-GAAP financial measure that further excludes pension mark to market adjustments from the GAAP net income.  GAAP cost of sales and operating expenses include pension and benefit related charges based on projected discount rate and an estimated return on plan assets as well as a fourth quarter mark to market (MTM) adjustment entry to reflect the actual discount rate and actual return on plan assets for the year. The non-GAAP adjusted EBITDA excludes the pension mark to market adjustment to provide for more meaningful quarterly and annual comparisons. This adjustment does not remove the ongoing pension and other post retirement expense (service cost, interest cost, expected return on plan assets, etc.) of approximately $3 million in 2011 and $4 million in 2012.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

Adjusted Net Income Reconciliation

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2012	2011	2012
Total Company
Net income	$57,055	$28,639	$153,184	$117,641
Non-cash discrete tax benefit	(26,463)	—	(26,463)	(10,475)
Mark to market pension adjustment (after tax)	14,238	5,794	14,238	5,794
Adjusted net income	$44,830	$34,433	$140,959	$112,960

NOTE ON RECONCILIATION OF EARNINGS DATA: Adjusted net income excluding the items mentioned above is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that adjusted net income excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a Company's operating profitability. Management uses adjusted net income excluding these items as well as other financial measures in connection with its decision-making activities. Adjusted net income excluding these items should not be considered in isolation or as a substitute for net income or other consolidated income data prepared in accordance with GAAP. GrafTech's method for calculating adjusted net income excluding these items may not be comparable to methods used by other companies.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

Net Debt Reconciliation
	As of December 31, 2011	As of December 31, 2012

Long-term debt	$387,624	$535,709
Short-term debt	14,168	8,426
Supply chain financing	29,930	26,962
Total debt	431,722	571,097
Less:
Cash and cash equivalents	12,429	17,317
Net Debt	$419,293	$553,780

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that net debt is generally accepted as providing useful information regarding a Company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long-term obligations calculated in accordance with GAAP. GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility.